Immediate
          Daniel  J.  Sescleifer
          314/877-7113

                     RALCORP HOLDINGS, INC. PLANS TO ACQUIRE
                           THE RED WING COMPANY, INC.

ST. LOUIS, MO, JUNE 16, 2000 Ralcorp Holdings, Inc. announced today that it signed a definitive agreement to purchase The Red Wing Company, Inc., a leading producer of private label shelf-stable type products with sales of $348 million and EBITDA of approximately $21 million for the fiscal year ended April 29, 2000. The combination of Red Wing and Ralcorp's Martin Gillet shelf-stable business (acquired in March of 1999) should generate sales of approximately $410 million in the shelf-stable, wet fill store brand segment.

The transaction is expected to close by the end of July, subject to customary conditions including the Hart-Scott-Rodino waiting period. Ralcorp will finance the acquisition, valued at $135 million, with borrowings under a separate $200 million financing arrangement. Ralcorp expects the acquisition will be slightly dilutive to earnings in the near term and is expected to be accretive in twelve to eighteen months.

Red Wing's ultimate parent company is Tomkins PLC which is divesting Red Wing in order to focus on its core engineering and industrial activities.

The Company stated that "We are thrilled to be adding Red Wing to our growing store brand company. This acquisition will solidify our position in the shelf-stable, wet fill food category and should boost overall sales to approximately $1.1 billion. Red Wing has successfully developed a business focused on store brands and has secured opportunistic copacking business in several key areas."

Red Wing manufactures 9,000 SKU's and employs approximately 1,060 full and part-time employees. Red Wing's wide array of product categories include syrups, peanut butter, preserves and jellies, tomato based sauces, spoonable spreads, pourable dressings, BBQ sauces, specialty sauces and honey. Red Wing also owns the "Major Peters" and "Jero" Bloody Mary and other cocktail mix businesses.

The Company further stated that "This transaction continues Ralcorp's strategy of building the preeminent store brand company through acquisitions and internal growth." Soon after Ralcorp completed the sale of its ski resorts and branded cereal business in 1997, it began acquiring companies focused on store brand foods. The purchase of Red Wing will be the Company's tenth acquisition in three and a half years. With the acquisition of Red Wing, Ralcorp will further diversify its store brand business base and will have critical mass in four business unit platforms: ready-to-eat cereals, cookies and crackers, snack nuts, and shelf-stable wet fill products.

Currently, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes ready-to-eat and hot cereals, crackers and cookies, snack nuts, mayonnaise, shelf-stable dressings, and chocolate candy. In addition, Ralcorp holds a 21.9 percent interest in Vail Resorts, Inc. (ticker: MTN), the premier mountain resort operator in North America.

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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.